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                Alliance Capital Management L.P.
                   1345 Avenue of the Americas
                    New York, New York 10105




                             November 5, 1997




Alliance Institutional Funds, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 3,300 shares of Class I Common Stock of the Alliance Premier Growth Institutional Fund, 3,300 shares of Class I Common Stock of the Alliance Quasar Institutional Fund, 3,300 shares of Class I Common Stock of the Alliance Real Estate Investment Institutional Fund, 33 shares of Class II Common Stock of the Alliance Premier Growth Institutional Fund, 33 shares of Class II Common Stock of the Alliance Quasar Institutional Fund and 34 shares of Class II Common Stock of the Alliance Real Estate Investment Institutional Fund of Alliance Institutional Funds, Inc. for an aggregate cash consideration of One Hundred Thousand Dollars ($100,000), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By:  /s/ Robert H. Joseph, Jr.
                             _________________________
                             Robert H. Joseph, Jr.
                             Senior Vice President and
                             Chief Financial Officer




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